Exhibit 99.1

www.e2open.com

Press Release

E2open Appoints Jennifer Grafton as General Counsel

Laura Fese to retire after six years at the company

AUSTIN, Texas – February 28, 2023 – E2open Parent Holdings, Inc. (NYSE: ETWO), the connected supply chain SaaS platform with the largest multi-enterprise network, announces the appointment of Jennifer Grafton as executive vice president, general counsel and secretary, succeeding Laura L. Fese, who is retiring from e2open effective March 1, 2023.

Fese has served as e2open’s executive vice president, general counsel and secretary for six years, overseeing the company’s global legal affairs. She retires after a legal career spanning more than 30 years.

“Laura has been an outstanding leader and valued colleague, instrumental in e2open’s success during a period of incredible growth and transformation for our company,” said Michael Farlekas, chief executive officer at e2open. “We are grateful for Laura’s dedication and tremendous contributions to e2open. More than a fantastic attorney, Laura is a great friend and trusted advisor who I have known for over 20 years. We wish her all the best in her retirement. I am also thrilled to welcome Jen to the executive leadership team. Given her experience and time with the company, Jen will make an immediate impact and continue to lead the great team we’ve built over the last seven years.”

Grafton joined e2open in January 2021 as deputy general counsel at the time of the IPO, leading the company’s public company compliance and governance efforts. Prior to e2open, she served as chief legal officer and chief administrative officer of a $1.4B global publicly traded energy and mining business for over a decade, leading the company’s legal and human resources functions. She was previously a corporate associate at various Denver law firms for four years. Grafton graduated from the University of Michigan Ross School of Business (MBA), University of Denver Sturm College of Law (JD), and University of Puget Sound (BA).

“With more than 10 years of public company experience and having learned our industry and business over the last two years at e2open, Jen has all of the skills and expertise to step into the role and lead the team without missing a beat,” said Fese. “I am excited to see Jen lead in her new role. I have enjoyed and appreciated the opportunity to work with the e2open executive team, board of directors, and my talented team over the past six years.”

Fese will stay on in a transitionary role during the company’s first fiscal quarter.

About e2open

E2open is the connected supply chain software platform that enables the world’s largest companies to transform the way they make, move, and sell goods and services. With the broadest cloud-native global platform purpose-built for modern supply chains, e2open connects more than 400,000 manufacturing, logistics, channel, and distribution partners as one multi-enterprise network tracking over 13 billion transactions annually. Our SaaS platform anticipates disruptions and opportunities to help companies improve efficiency, reduce waste, and operate sustainably. Moving as one.™ Learn More: www.e2open.com.

E2open and “Moving as one.” are the registered trademarks of E2open, LLC. All other trademarks, registered trademarks and service marks are the property of their respective owners.

9600 Great Hills Trail, Suite 300E, Austin, TX 78759 | Tel. 1.512.425.3500 | e2open.com
Copyright © 2022 E2open, LLC. All rights reserved. CONFIDENTIAL

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Contacts

Media Contact:

5W PR for e2open

e2open@5wpr.com

718-757-6144

Investor Relations Contact:

Dusty Buell

dusty.buell@e2open.com

225-505-1215

Corporate Contact:

Kristin Seigworth

VP Communications, e2open

kristin.seigworth@e2open.com

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9600 Great Hills Trail, Suite 300E, Austin, TX 78759 | Tel. 1.512.425.3500 | e2open.com
Copyright © 2022 E2open, LLC. All rights reserved. CONFIDENTIAL